Exhibit 5.1

[Letterhead of Craig W. Stensland, Esq.]

November 17, 2009

Ameren Energy Generating Company

1901 Chouteau Avenue

St. Louis, Missouri  63103

Ladies and Gentlemen:

I am an Associate General Counsel of Ameren Services Company, an affiliate of Ameren Energy Generating Company, an Illinois corporation (the “Company”).  The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-155416-02) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an indeterminate amount of securities, which became effective on November 17, 2008.  On November 17, 2009, the Company issued and sold $250,000,000 of its 6.30% Senior Notes, Series I, due 2020 (the “Notes”) pursuant to an indenture dated as of November 1, 2000 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended and supplemented, the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement, the Articles of Incorporation, as amended, and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.  I have not reviewed the Notes, except a specimen thereof, and I have relied upon a certificate of the Trustee as to the authentication and delivery thereof under the Indenture.  I am a member of the Bar of the State of Illinois and, for purposes of this opinion, do not hold myself out as an expert on the laws of any jurisdiction other than the State of Illinois.  As to all matters involving the application of the laws of the State of New York, I have relied upon the opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP.

On the basis of such review, I am of the opinion that the Notes are the valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on November 17, 2009, which is deemed to be incorporated by reference in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Craig W. Stensland

Craig W. Stensland
Associate General Counsel
Ameren Services Company